EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE	December 14, 2004

On December 14, 2004, Berkshire Hathaway Inc.’s Board of Directors voted to elect William H. Gates III to serve as a director to fill the current vacancy on the Board of Directors. Mr. Gates has long been a shareholder of Berkshire Hathaway and is the founder of Microsoft Corporation and has served as Chairman of Microsoft since the Company’s incorporation in 1981. Mr. Gates served as Microsoft’s CEO from 1981 until January 2000 when he resigned as CEO and assumed the position of Chief Software Architect.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis. Common stock of the Company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Contact: Marc D. Hamburg

(402) 346-1400

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